RESTATED

CERTIFICATE OF INCORPORATION

OF

POW! ENTERTAINMENT, INC.

ARTICLE I
NAME

The name of the corporation (herein called the “Corporation”) is POW! Entertainment, Inc.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, 19904.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV
CAPITAL STOCK

1. 1.          Authorized Shares.  The Corporation shall be authorized to issue 200,000,000 shares of all classes of capital stock, consisting of (a) 199,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and (b) 1,000,000 shares of preferred stock (“Preferred Stock), par value $0.001 per share .  The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below in this ARTICLE IV.

2. 2.          Common Stock.  Each share of Common Stock shall be identical in all respects and for all purposes and entitled to (i) one vote in all proceedings in which action may or is required to be taken by stockholders of the Corporation, (ii) participate equally in all dividends payable with respect to the Common Stock, as, if and when declared by the Board of Directors of the Corporation (the “Board of Directors”), subject to any preference in favor of the Preferred Stock, and (iii) share ratably in all distributions of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any rights and preferences in favor of the Preferred Stock.

3. 3.          Preferred Stock. The Preferred Stock may be issued in one or more series, the terms, conditions and preferences of which, including any voting rights with respect thereto, shall be determined by the Board of Directors from time to time, and set forth in a Certificate filed by the Company with the Delaware Secretary of State.

ARTICLE V
DIRECTORS

The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation.  The election of directors of the Corporation need not be by ballot unless the By-laws so require.

ARTICLE VI
PERSONAL LIABILITY; INDEMNIFICATION

To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative (a “Proceeding”), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any Subsidiary of the Corporation or any predecessor of the Corporation or any Subsidiary of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation or any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith.

Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

Expenses (including attorneys’ fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article VI.

The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article VI shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its Subsidiaries who serves or served in such capacity at any time while this Article VI is in effect.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its Subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VI to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the full extent permitted by applicable law.

Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Certificate inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

ARTICLE VII
MANAGEMENT OF THE CORPORATION

For the management of the business and for the conduct of the affairs of the Corporation, in furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered:

(a)           to make, alter, amend or repeal the By-laws in any manner not inconsistent with the DGCL or this Certificate;

(b)           to determine whether any, and if any, what part, of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

(c)           to fix from time to time the amount of net profits of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate and of the By-laws of the Corporation.

ARTICLE VIII
BUSINESS COMBINATIONS

The Corporation hereby elects not to be governed by Section 203 of the DGCL.